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                                                                   EXHIBIT 10.24


                           MEMORANDUM OF UNDERSTANDING

From the proceeds of a new line of credit from Land O' Lakes Finance, International Holdings, Inc. (IHI) agrees to loan AquaPro Corporation funds to be able to make the following payments to Secured Loans, Inc.: August 9, 2002 ($20,000), September 9, 2002 ($14,000). October 9, 2002 ($14,000), November 9,
2002 ($14,000) and December 9, 2002 ($14,000).

Secured Loans, Inc. agrees to notify Land O' Lakes regarding contemplation of any foreclosure it might consider regarding outstanding loans to AquaPro Corporation or any default in payments. Secured Loans, Inc. will allow Land O' Lakes Finance to secure any default in AquaPro or scheduled payments within no less than 30 days of receipt of written notice of any default. In addition, should any foreclosure proceed, Land O' Lakes will be allowed to go onto property and take care of fish in a commercial manner and to remove any live catfish that might be in the: ponds on the land being foreclosed upon up until said foreclosure is finalized.

In the event the scheduled payment due August 9, 2002 is not paid, then this agreement is null and void and Secured Loans, Inc. shall have the right to immediately institute foreclosure.

                       AGREED TO THIS _______ DAY OF JULY 2002.

SECURED LOANS, INC.      AQUAPRO CORPORATION        INTERNATIONAL HOLDINGS, INC.



By: W.H. Wright          By: George S. Hastings     By: Joseph H. Hale
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